Exhibit 4.2

                            [ACS Holdings letterhead]

                                  July 29, 2004

John Frohling
Frohling & Hudak
17 Fulton Street
Newark, New Jersey 07102

Dear Mr. Frohling:

      This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated June 11, 2004, by and between maxxZone.com, Inc., a Nevada corporation, and Frohling & Hudak (the "Agreement"). All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

      Section 6 of the Agreement is hereby amended so that the Company shall issue an additional fifty million (50,000,000) shares of common stock of the Company to Consultant for the performance of the Consulting Services to the Company.

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Sincerely,

                                            Walter H. Roder II

Agreed and Accepted:

Frohling & Hudak


By:  ___________________________
        Name:  _________________
        Title:  ________________

Date:  _________________________



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